Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated as of May 9, 2008 and effective as of the 1st day of April, 2008, by and between Lynne Hohlfeld (hereinafter referred to as “Employee”) and Opexa Therapeutics, Inc. (hereinafter referred to as “Opexa”).

W I T N E S S E T H:

WHEREAS, Employee is employed by Opexa;

WHEREAS, Opexa desires to retain key executives and promote their dedication;

WHEREAS, Opexa’s success requires the protection of its intellectual property, proprietary information and goodwill and Opexa is willing to enter into an employment agreement with Employee, subject to the terms and conditions below; and

WHEREAS, the Employee and Opexa jointly wish to document their employment understanding.

NOW, THEREFORE, for and in consideration of the employment by Opexa, the compensation and other remuneration paid and to be paid by Opexa and received and to be received by the Employee for such employment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Employee, it is agreed by and between the parties hereto as follows:

1.	Employment

Opexa agrees to employ the Employee, and Employee agrees that Employee will devote Employee’s full productive time, skill, and best efforts during Employee’s employment to such duties as may be reasonably assigned to Employee.  Employee will faithfully and diligently endeavor to further the best interests of Opexa during Employee’s employment. The foregoing, however, shall not preclude the Employee from (i)  engaging in appropriate civic, charitable, professional or trade association activities or (ii) subject to Board of Director written approval, serving on one or more other boards of directors of public or private companies, as long as such activities and services do not conflict with the responsibilities to Opexa.

2.	Duties and Title

Employee shall continue to have the title of and shall act as the Chief Financial Officer of Opexa.  Employee shall have the following responsibilities and duties as Chief Financial Officer: Employee shall report to Opexa’s Board of Directors and will have such other duties and responsibilities consistent with her position as Chief Financial Officer, as may reasonably be assigned to Employee by Opexa’s Board of Directors from time to time.

3.	Term of Employment

The term of employment of Employee is through March 31, 2009, subject to termination pursuant to Section 6.

4.	Compensation

As compensation, Opexa shall pay Employee a salary of a minimum of $192,937 per year, paid consistent with the then payroll practices of Opexa.

5.	Benefits

Opexa will provide Employee with the benefits and insurance coverage as generally provided by Opexa to its management employees, but only if and when such benefits and/or coverage are provided.  If provided, such benefits and insurance coverages may be changed by Opexa from time to time.

6.	Termination

The Employee’s employment hereunder may be terminated prior to the term provided for in Section 3 only under the following circumstances:

6.1           Death.  The Employee’s employment shall terminate automatically on the date of her death.

6.2           Disability.  If a Disability (as defined below) occurs and is continuing, the Employee's employment shall terminate 180 days after Opexa gives the Employee written notice that it intends to terminate her Employment on account of that Disability, or on such later date as Opexa specifies in such notice. If the Employee resumes the performance of substantially all of her duties under this Agreement before the termination becomes effective, the notice of intent to terminate shall be deemed to have been revoked.  Disability of Employee shall not prevent Opexa from making necessary changes during the period of Employee’s Disability to conduct its affairs. “Disability” shall mean that the Employee, with reasonable accommodation, has been unable to perform her essential duties under this Agreement for a period of at least six consecutive months as a result of her incapacity due to injury or physical or mental illness, any disability as defined in a disability insurance policy which provides coverage for the Employee, or any disability as defined by the Americans with Disabilities Act of 1990, Public Law 101_336, 42 U.S.C.A. § 12101 et seq.

6.3           Employee’s Voluntary Termination.  The Employee may terminate her employment at any time upon 30 days’ prior written notice to Opexa.

6.4           Termination by Opexa Without Cause.  Upon written notice by Opexa, a majority of the Board of Directors of Opexa may terminate Employee’s employment without Cause (as defined below).  Upon termination without Cause the Employee shall be entitled to the following severance:

(i)	six months base salary at the rate in effect (as provided for by Section 4 of this Agreement) at the time of such termination, to be paid monthly;

(ii)	any annual bonus earned but not yet paid as of the date of termination;

(iii)	any accrued vacation pay;

(iv)	reimbursement for expenses incurred but not yet paid prior to such termination of employment;

(v)	any other compensation and benefits, including deferred compensation, as may be provided in accordance with the terms and provisions of any applicable plans and programs of Opexa; and

(vi)
any and all stock options granted to Employee prior to termination shall provide that (a) all vesting schedules shall accelerate for a 12 month period and (b) Employee shall have one year from termination to exercise any such stock options or other derivative securities granted pursuant to any then existing stock compensation plan.

6.5           Termination by Opexa With Cause.  Upon written notice by Opexa, a majority of the Board of Directors of Opexa may terminate Employee’s employment with Cause.  Upon termination with Cause, Employee shall not be entitled to any severance described in Section 6.4(i)-(vi).  Any written notice of termination for Cause shall specify the particular act or acts, or failure to act, which is or are the basis for the decision to so terminate the Employee's employment for Cause.  “Cause” as used herein shall be limited to (i) the conviction of the Employee for a felony; or (ii) a finding of fact in a civil judgment, binding arbitration award or binding mediation award that the Employee breached the then existing Opexa’s Code of Ethics.  If such conviction or finding of fact is overturned on appeal, the Employee shall be entitled to the payments and the economic equivalent of the benefits that the Employee would have received as a result of a termination of the Employee’s employment by Opexa without Cause and shall be reimbursed all legal fees and expenses incurred by Employee in her defense of her actions that constituted the lawsuit, arbitration, mediation and/or appeal.

6.6           Defacto Termination.  Opexa shall be deemed to have terminated Employee without Cause upon: (i) Opexa requiring Employee to move her principal place of residence from the Woodlands, Texas area or to perform regular duties that could reasonably be expected to require either such move against her wish or to spend amounts of time each week outside of the Houston, Texas area which are unreasonable in relation to the duties and responsibilities of the Employee hereunder; (ii) any reduction in Employee’s duties or titles as set forth in Section 2 above; or (iii) any reduction in Employee’s salary as set forth in Section 4.

6.7           Change of Control.  The effectiveness of a Change of Control (as defined below) shall be deemed a termination without cause.  Upon the effectiveness of a Change of Control, Opexa shall pay the Employee severance awarded pursuant to Section 6.4(i)-(v) above and any and all stock options granted to Employee prior to the Change of Control shall vest immediately upon the effectiveness of the Change of Control with a one-year period from the effective Change of Control date to exercise any such stock options or other derivative securities granted pursuant to any then existing stock compensation plan.

“Change of Control” as used herein shall mean the occurrence of the following events:

(i)
A sale, transfer, or other disposition by Opexa through a single transaction or a series of transactions occurring within a 90-day period of securities of Opexa representing Beneficial Ownership (as defined below) of fifty (50%) percent or more of the combined voting power of Opexa then outstanding securities to any “Unrelated Person” or “Unrelated Persons” acting in concert with one another.  For purposes of this definition, the term “Person” shall mean and include any individual, partnership, joint venture, association, trust corporation, or other entity [including a “group” as referred to in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“1934 Act”)].  For purposes of this definition, the term “Unrelated Person” shall mean and include any Person other than the Employee, Opexa, a wholly-owned subsidiary of Opexa, an existing shareholder, or an employee benefit plan of Opexa; provided however, a sale of Opexa’s securities in a capital raising transaction shall not be a Change of Control.

(ii)
A sale, transfer, or other disposition through a single transaction or a series of transactions occurring within a 90-day period of all or substantially all of the assets of Opexa to an Unrelated Person or Unrelated Persons acting in concert with one another.

(iii)
A change in the ownership of Opexa through a single transaction or a series of transactions occurring within a 90-day period such that any Unrelated Person or Unrelated Persons acting in concert with one another become the “Beneficial Owner,” directly or indirectly, of securities of Opexa representing at least fifty-one (51%) percent of the combined voting power of Opexa then outstanding securities.  For purposes of this Agreement, the term “Beneficial Owner” shall have the same meaning as given to that term in Rule 13d-3 promulgated under the 1934 Act, provided that any pledgee of voting securities is not deemed to be the Beneficial Owner of the securities prior to its acquisition of voting rights with respect to the securities.

(iv)
Any consolidation or merger of Opexa with or into an Unrelated Person, unless (i) immediately after the consolidation or merger the holders of the common stock of Opexa immediately prior to the consolidation or merger are the beneficial owners of securities of the surviving corporation representing at least fifty-one (51%) percent of the combined voting power of the surviving corporation’s then outstanding securities

6.8           Retirement Termination. Upon Employee reaching the age of 65, Employee shall then have the right to terminate this Agreement without cause, effective a date six months from the date she provides Opexa with written notice of her decision to terminate for retirement purposes. Upon the effective date of such termination, Opexa shall pay Employee severance awarded pursuant to Section 6.4 (ii)-(iv) above, provided that any and all stock options granted to Employee prior to the effective date of such termination shall vest immediately with a one-year period from the effective date of termination hereunder to exercise any such stock options or other derivative securities granted pursuant to any then existing stock compensation plan.

7.	Confidential and Proprietary Information; Documents

7.1           Opexa shall provide Employee with information deemed secret and confidential by Opexa.  Such secret or confidential information or know-how of Opexa  (referred to collectively as “Confidential Information”) shall include, without limitation, the following:  the status and plans for research and development; materials, cells, tissues, and other biological samples and specimens; cell banking methods, apparatus, and services; pending and planned patent applications (until published by the Patent Office); invention disclosures; research and technical data and information; methods of creating, preparing, and using stem cells and other biological materials; license, sublicense, and other agreements relating to intellectual property rights; Opexa’s plans; customer or contact information; contributor information; strategies, costs, prices, uses, applications of products and services; results of and data from investigations or experiments; all apparatus, products, processes, compositions, samples, formulas, computer programs, pricing policy, financial information, and methods of doing business; policy and/or procedure manuals, training and recruiting procedures; accounting procedures; the status and content of Opexa’s contracts with its contributors, clients, and customers; Opexa’s business philosophy, and servicing methods and techniques; all at any time used, developed, or investigated by Opexa, before or during the Employee’s tenure of employment, which are not generally available to the public or which are maintained as confidential by Opexa.

7.2           Employee recognizes and acknowledges that Employee will have access to certain information of Opexa that is confidential and proprietary and constitutes valuable and unique property of Opexa.  Employee agrees that Employee will not at any time, either during or subsequent to Employee’s employment, disclose to others, use, copy or permit to be copied, except in pursuance of Employee’s duties on behalf of Opexa, its successors, assigns or nominees, any Confidential Information or know-how of Opexa (whether or not developed by the Employee) without Opexa’s prior written consent.  Employee further agrees to maintain in confidence any confidential information of third parties received as a result of Employee’s employment with Opexa.

7.3           Employee further agrees to deliver to Opexa at the termination of Employee’s employment all biological materials correspondence, memoranda, notes, records, drawings, sketches, plans, customer, client and/or contributor lists, product compositions, or other documents and all copies thereof (all of which are hereafter referred to as the “Documents”), made, composed or received by Employee, solely or jointly with others, and which are in Employee’s possession, custody, or control at such date and which are related in any manner to the past, present, or anticipated business of Opexa.  In this regard, Employee hereby grants and conveys to Opexa all right, title and interest in and to, including without limitation, the right to possess, print, copy, and sell or otherwise dispose of, any biological materials, reports, records, papers summaries, photographs, drawings or other documents, and writings, copies, abstracts or summaries thereof, or any other works of authorship, which may be prepared by Employee or under Employee’s direction or which may come into Employee’s possession in any way during the term of Employee’s employment with Opexa which relate in any manner to the past, present or anticipated business of Opexa.

7.4           Employee further agrees that Employee will not, during Employee’s employment, receive from persons not employed by Opexa, any confidential information not belonging to Opexa, unless a valid agreement is signed by both an officer of Opexa and by the disclosing party that states that Opexa will not be in a confidential relationship with the disclosing party.  Employee further agrees that Employee will not use or disclose to other employees of Opexa, during Employee’s employment with Opexa, confidential information belonging to Employee’s former employers, or any other third parties unless written permission has been given by such persons to Opexa to use and/or disclose such information.

7.5           In the event of a breach or threatened breach of any of the provisions of Section 7, Opexa shall be entitled to an injunction ordering the return of such Documents and any and all copies thereof and restraining Employee from using or disclosing, for Employee’s benefit or the benefit of others, in whole or in part, any Confidential Information, including but not limited to the Confidential Information which such Documents contain, constitute, or embody.  Employee further agrees that any breach or threatened breach of any of the provisions of Section 7 would cause irreparable injury to Opexa for which it would have no adequate remedy at law.  Nothing herein shall be construed as prohibiting Opexa from pursuing any other remedies available to it for any such breach or threatened breach, including the recovery of damages.

8.	Noncompetition/No-Hire Agreement

8.1           Employee agrees that, from the date hereof until a period of six months following the date of the termination of Employee’s employment (the “Noncompetition Period”), Employee will not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, corporate officer, director, or in any other individual or representative capacity, engage or participate in any “Competitive Business” anywhere in the United States of America (the “Noncompetition Territory”).  As used herein, a “Competitive Business” is defined as any business relating developing autologous cellular therapies to treat multiple sclerosis (MS) ,.

8.2           Employee further agrees that from the date hereof until a period of one year following the date of the termination of Employee’s employment (the “Nonsolicitation Period”) and within the Noncompetition Territory Employee will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, corporate officer, director, or in any other individual or representative capacity, call on, solicit, recruit, or attempt to call on, solicit, or recruit, or attempt to hire any of the employees of Opexa, regardless of whether for the benefit of the Employee or for any other person, firm, or corporation.

8.3           Employee shall not during the Nonsolicitation Period and within the Noncompetition Territory, either directly or indirectly (i) make known to any Competitive Business the names and addresses of any of Opexa’s customers or contacts or any other information pertaining to such persons or businesses or (ii) call on, solicit, or take away, or attempt to call on, solicit or take away any of the customers of Opexa with whom Employee became acquainted during Employee’s association with Opexa, regardless of whether for the benefit of the Employee or for any other person, firm or corporation.

8.4           Employee agrees that the restraints created by the covenants in Section 8 are no greater than necessary to protect Opexa’s legitimate interests.  Furthermore, Employee agrees that such covenants of Section 8 do not hinder, or otherwise cause hardship to Employee in finding and performing employment elsewhere upon termination of this Agreement.  Similarly, Employee agrees that Opexa’s need for the protection afforded by the covenants of Section 8 is not outweighed by either the hardship to Employee or any injury likely to the public.

8.5           Employee agrees that this Section 8 is ancillary to this Agreement, and independent of any other agreement related to Employee’s employment with Opexa, and Employee acknowledges that the consideration given by Opexa for this Agreement includes Opexa’s agreement to provide to the Employee access to the Confidential Information, as well as employment.  Further, the existence of any claim or cause of action of Employee against Opexa or any officer, director, or employee of Opexa, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Opexa of Employee’s covenants contained in this Agreement.  In addition, this Agreement shall continue to be binding upon Employee in accordance with its terms, notwithstanding the termination of Employee’s employment.

8.6           Employee agrees that Employee’s breach or violation, or threat thereof, of this covenant not to compete shall entitle Opexa, as a matter of right, to an injunction without the necessity of posting bond, issued by any court of competent jurisdiction, restraining any further or continued breach or violation of this covenant.  Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which Opexa may show itself justly entitled.  Further, during any period in which Employee is in breach of this covenant not to compete, the time period of this covenant shall be extended for an amount of time that Employee is in breach.

9.	Inventions and Other Intellectual Property

9.1           Employee agrees to hold in complete trust for the benefit of Opexa, and to disclose promptly and fully to Opexa in writing, and hereby assigns, and binds Employee’s heirs, executors, administrators, and all legal representatives to assign, to Opexa any and all inventions, discoveries, ideas, concepts, improvements, copyrightable works, biological materials, and other developments (all of the above are collectively referred to as the “Developments”) conceived, made, discovered or developed by him, solely or jointly with others, during Employee’s employment by Opexa, whether during or outside of usual working hours and whether on Opexa’s premises or not, which relate in any manner to the past, present or anticipated business of Opexa.  Any and all such Developments shall be the sole and exclusive property of Opexa, whether patentable, copyrightable, or neither, and Employee agrees that Employee will assist and fully cooperate in every way, at Opexa’s expense, in securing, maintaining, and enforcing, for the benefit of Opexa or its designee, patents, copyrights or other types of proprietary or intellectual property protection for such Developments in any and all countries.  Employee acknowledges and agrees that any and all such Developments conceived, created, or authored by him within the scope of Employee’s employment is a “work made for hire,” as defined by the federal copyright laws, and therefore all copyrights in and to such works are and will be owned by Opexa.  To the extent that Employee authors any copyrightable work in any medium during the Term of this Agreement which relates or pertains in any way to Opexa or any of the operations or activities of either and which was not prepared within the scope of Employee’s employment, Employee hereby assigns all right, title, and interest, including but not limited to all rights of copyright, in and to such works to Opexa.  Within six months following the termination of Employee’s employment, and without limiting the generality of the foregoing, any Development of the Employee relating to any Opexa subject matter on which Employee worked or was informed during Employee’s employment by Opexa shall be conclusively presumed to have been conceived and made prior to the termination of Employee’s employment (unless the Employee clearly proves that such Development was conceived and made following the termination of Employee’s employment), and shall accordingly belong, and be assigned, to Opexa and shall be subject to this Agreement.

9.2           Without limiting the foregoing, Employee agrees at the request of Opexa (but without additional compensation from Opexa during Employee’s employment by Opexa) to execute any and all papers and perform all lawful acts which Opexa deems necessary for the preparation, filing, prosecution, and maintenance of applications for United States and foreign letters patent, or for United States and foreign copyrights, on the Developments, and to execute such instruments as are necessary or convenient to assign to Opexa, its successors, assigns or nominees, all of the Employee’s right, title, and interest in the Developments and the like, so as to establish, maintain or perfect, in Opexa, its successors, assigns or nominees, the entire right, title, and interest to the Developments, and also to execute any instruments necessary or which Opexa may deem desirable it connection with any continuation, renewal or reissue thereof, or in the conduct of any proceedings or litigation in regard thereto.

9.3           All expenses incurred by the Employee by reason of the performance of any of the obligations set forth in this Section 9 on Inventions shall be borne by Opexa.  Should the Employee’s assistance be requested by Opexa after termination of employment, Opexa would compensate the Employee at a reasonable rate.

10.	Conflicts of Interest

10.1           In keeping with Employee’s fiduciary duties to Opexa, Employee agrees that Employee shall not, directly or indirectly, become involved in any conflict of interest with reference to any transaction or opportunity including Opexa (“Conflict”), or upon discovery thereof, allow such a Conflict to continue. Moreover, Employee agrees that Employee shall promptly disclose to the Board of Opexa any facts which might involve any reasonable possibility of a Conflict.  Employee shall maintain the highest standards of conduct, and shall not do anything likely to injure the reputation or goodwill of Opexa, or embarrass or otherwise generate adverse publicity for or bring unwanted attention to Opexa.

10.2           It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Opexa or any of its subsidiaries or affiliates, involves a possible Conflict.  Circumstances in which a Conflict on the part of Employee would or might arise, and which should be reported immediately by Employee to an officer of Opexa, include, without limitation, the following: (a) ownership of a material interest in, acting in any capacity for, or accepting directly or indirectly any payments, services or loans from a supplier, contractor, subcontractor, customer or other entity with which Opexa does business; (b) misuse of information or facilities to which Employee has access in a manner which will be detrimental to Opexa’s interest; (c) disclosure or other misuse of information of any kind obtained through the Employee’s connection with Opexa; (d) acquiring or trading in, directly or indirectly, other properties or interests connected with the design, manufacture or marketing of products designed, manufactured or marketed by Opexa; (e) the appropriation to the Employee or the diversion to others, directly or indirectly, of any opportunity in which it is known or could reasonably be anticipated that Opexa would be interested; and (f) the ownership, directly or indirectly, of a material interest in an enterprise in competition with Opexa or its dealers and distributors or acting as a director, officer, partner, consultant, employee or agent of any enterprise which is in competition with Opexa or its dealers or distributors.

11.	Activities Associated With Maintenance of Professional Status and Community Activities

Opexa will reimburse Employee for the costs of activities associated with the maintenance of the Employee’s professional status, including the payment of licensing fees and required continuing education, expenses for professional/network meetings, as well as community activities.

12.	Prior Discoveries

Employee does not have any unpatented inventions and discoveries made or conceived by Employee prior to Employee’s employment with Opexa and which are to be excluded from this Agreement.

13.	Publicity

13.1           Employee agrees that Opexa may use, and hereby grants Opexa the nonexclusive and worldwide right to use, Employee’s name, picture, likeness, photograph, signature, or any other attribute of Employee’s persona (all of such attributes are hereafter collectively referred to as “Persona”) in any media for any advertising, publicity or other purpose at any time, either during or subsequent to Employee’s employment by Opexa.  Employee agrees that such use of Employee’s Persona will not result in any invasion or violation of any privacy or property rights Employee may have; and Employee agrees that Employee will receive no additional compensation for the use of Employee’s Persona.  Employee further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of Employee’s Persona by Opexa shall be and are the sole property of Opexa.

13.2           Employee further agrees that at no time shall Employee write, author, publish, distribute, or cause to be published or distributed any pictorial, graphic, or literary works, such as but without limitation, books, articles, stories, or pamphlets, in any medium of expression, tangible or intangible, that relate, describe, or pertain in any way to Opexa or to the operations, activities, or employees of Opexa without first obtaining the prior written consent of the Board of Directors of Opexa to do so and also the prior written approval of the contents of any such work by the Board of Directors of Opexa.

14.	Indemnification

Opexa shall, to the fullest extent permitted by the Texas Business Corporation Act, as amended, indemnify Employee if she is or was involved in any manner (including, but not limited to, as a party or a witness) in any threatened, pending, or completed investigation, claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including, but not limited to, any action, suit, or proceeding brought by or in the right of the corporation to procure a judgment in its favor) (a “Proceeding”) by reason of the fact that the Employee is or was a director, officer, or employee of Opexa, against all liabilities and expenses actually and reasonably incurred by Employee in connection with such proceeding.  Such indemnification shall include the right to receive payment in advance of any expenses incurred by Employee in connection with any proceeding, consistent with the provisions of the Texas Business Corporation Act, as amended.  Notwithstanding the above, Employee shall not be indemnified in respect of:

(i)            a proceeding in which Employee is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person’s official capacity;

(ii)           a proceeding in which Employee is found liable to Opexa; or

(iii)          a finding of fact in a civil judgment, binding arbitration award or binding mediation award that the Employee breached the then existing Opexa’s Code of Ethics.

15.	Remedies

Employee and Opexa agree that, because damages at law for any breach or nonperformance of this Agreement by Employee, while recoverable, are and will be inadequate, this Agreement may be enforced in equity by specific performance, injunction, accounting or otherwise.

16.	Miscellaneous

16.1           This Agreement is made and entered into as of the date hereof and the rights and obligations of the parties hereto shall be binding upon the heirs and legal representatives of the Employee and the successors and assigns of Opexa.  This Agreement may be assigned by Opexa but is personal to the Employee and no rights, duties, and obligations of Employee hereunder may be assigned.

16.2           No waiver or non-action with respect to any breach by the other party of any provision of this Agreement, nor the waiver or non-action with respect to any breach of the provisions of similar agreements with other employees shall be construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself.

16.3           Should any portions hereof be held to be invalid or wholly or partially unenforceable, such holding shall not invalidate or void the remainder of this Agreement.  The portions held to be invalid or unenforceable shall be revised and reduced in scope so as to be valid and enforceable, or, if such is not possible, then such portions shall be deemed to have been wholly excluded with the same force and effect as if it had never been included herein.

16.4           Employee’s obligations under this Agreement to Opexa shall survive the termination, for whatever reason, of Employee’s employment by Opexa.

16.5           This Agreement supersedes, replaces and merges any and all prior and contemporaneous understandings, representations, agreements and discussions relating to the same or similar subject matter as that of this Agreement between Employee and Opexa and constitutes the sole and entire agreement between the Employee and Opexa with respect to the subject matter of this Agreement.

16.6           The laws of the State of Texas, excluding any conflicts of law rule or principle that might otherwise refer to the substantive law of another jurisdiction, will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof, and Opexa and Employee agree that the appropriate courts in Montgomery County, Texas, shall have personal jurisdiction and venue over Opexa and Employee to hear all disputes arising under this Agreement.

16.7           All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when mailed by registered mail or certified mail, return receipt requested, as follows:

If to Opexa, to:

2635 N. Crescent Ridge Drive
The Woodlands, TX  77381
Attn: David McWilliams

If to Employee, to:

Ms. Lynne Hohlfeld
____________________
____________________

or to such other addresses as either party may designate by notice to the other party hereto in the manner specified in this section 16.

16.8           This Agreement may not be changed or terminated orally, and no change, termination or waiver of this Agreement or of any of the provisions herein contained shall be binding unless made in writing and signed by both parties, and in the case of Opexa, by an authorized officer of Opexa.  Any change or changes, from time to time, in Employee’s salary and/or duties shall not be, nor be deemed to be, a change, termination or waiver of this Agreement or of any of the provisions herein contained.

OPEXA THERAPEUTICS, INC.:	EMPLOYEE:

By: /s/ DAVID B. MCWILLIAMS	By: /s/ LYNNE HOHLFELD
Name: David B. McWilliams	Lynne Hohlfeld
Title: President and Chief Executive Officer